Exhibit (g)(2)

                    IN THE UNITED STATES DISTRICT COURT

                   FOR THE EASTERN DISTRICT OF PENNSYLVANIA
          - - - - - - - - - - - - - - - - - -x
          NORFOLK SOUTHERN CORPORATION, a    :
          Virginia corporation,              :
          Three Commercial Place             :
          Norfolk, VA  23510-2191,           :
                                             :
          Atlantic Acquisition Corporation   :
          Three Commercial Place             :
          Norfolk, VA 23510-2191,            :
                                             :
                    and                      :
                                             :
          Kathryn B. McQuade                 :
          5114 Hunting Hills Drive           :
          Roanoke, VA 24014,                 :
                                             :
                              Plaintiffs,    :
                                             :C.A. No. 96-CV-7167
                    -against-                :
                                             :
          Conrail Inc., a Pennsylvania       :
          corporation,                       :
          Two Commerce Square                :
          2001 Market Street                 :
          Philadelphia, PA  19101,           :
                                             :
          David M. LeVan                     :
          245 Pine Street                    :
          Philadelphia, PA 19103-7044,       :
                                             :
          H. Furlong Baldwin                 :
          4000 N. Charles Street             :
          Baltimore, MD 21218-1756,          :
                                             :
          Daniel B. Burke                    :
          Capital Cities/ABC Inc.            :
          77 W. 66th Street                  :
          New York, NY 10023-6201,           :
                                             :
          Roger S. Hillas                    :
          Two Commerce Square                :
          2001 Market Street,                :
          Philadelphia, PA 19101,            :
                                             :
          Claude S. Brinegar                 :
          1574 Michael Lane                  :
          Pacific Palisades, CA 90272-2026,  :
                                             :
          Kathleen Foley Feldstein           :
          147 Clifton Street                 :
          Belmont, MA 02178-2603,            :
                                             :
          David B. Lewis                     :
          1755 Burns Street                  :
          Detroit, MI 48214-2848,            :
                                             :
          John C. Marous                     :C.A. No. 96-CV-7167
          109 White Gate Road                :
          Pittsburgh, PA 15238,              :
                                             :
          David H. Swanson                   :
          Countrymark Inc.                   :
          950 N. Meridian Street             :
          Indianapolis, IN 46204-3909,       :
                                             :
          E. Bradley Jones                   :
          2775 Lander Road                   :
          Pepper Pike, OH 44124-4808,        :
                                             :
          Raymond T. Schuler                 :
          Two Commerce Square                :
          2001 Market Street                 :
          Philadelphia, PA 19101,            :
                                             :
                    and                      :
                                             :
          CSX Corporation                    :
          One James Center                   :
          901 East Cary Street               :
          Richmond, VA 23219,                :
                              Defendants.    :
          - - - - - - - - - - - - - - - - - -x


                         FIRST AMENDED COMPLAINT FOR
                      DECLARATORY AND INJUNCTIVE RELIEF

                    Plaintiffs, by their undersigned attorneys, as and for their First Amended Complaint, allege upon knowledge with respect to themselves and their own acts, and upon information and belief as to all other matters, as follows:

                             Nature of the Action

                    1.   This action arises from the attempt by
          defendants Conrail Inc. ("Conrail"), its directors (the "Director Defendants"), and CSX Corporation ("CSX") to coerce, mislead and fraudulently manipulate Conrail's shareholders to swiftly deliver control of Conrail to CSX for eighty-some dollars in cash and stock and to forestall any competing higher bid for Conrail by plaintiff Norfolk Southern Corporation ("NS"). Although defendants have attempted to create the impression that NS's superior $100 per share all-cash offer for all of Conrail's stock is a "non-bid" or a "phantom offer," in reality the only obstacles to the availability of the $100 per share offered by NS are illegal actions and ultra vires agreements by defendants. The ultimate purpose of this action is to establish the illegality of such actions and agreements so that NS may proceed to provide superior value to Conrail's shareholders and a superior transaction to Conrail and all of its constituencies.

                    2. Additionally, plaintiffs will seek interim injunctive relief to maintain the status quo and ensure that Conrail shareholders will not be coerced, misled and fraudulently manipulated by defendants' illegal conduct to deliver control over Conrail to CSX before the Court can finally determine the issues raised in this action.

                    3.   The event that set this controversy in
          motion was the unexpected announcement that CSX would take over Conrail. In a surprise move on October 15, 1996, defendants Conrail and CSX announced a deal to rapidly transfer control of Conrail to CSX and foreclose any other bids for Conrail (the "CSX Transaction"). The CSX Transaction is to be accomplished through a complicated multi-tier structure involving a coercive front-end loaded cash tender offer, a lock-up stock option and, following required regulatory approvals or exemptions, a back-end merger in which Conrail shareholders will receive stock and, under certain circumstances, cash. As of the close of business on October 29, 1996, the blended value of the CSX Transaction was slightly more than $85 per Conrail share. Integral to this deal are executive succession and compensation guarantees for Conrail management and board composition covenants effectively ensuring Conrail directors of continued board seats.

                    4.   Because plaintiff NS believes that a
          business combination between Conrail and NS would yield benefits to both companies and their constituencies far superior to any benefits offered by the proposed Conrail/CSX combination, NS on October 23, 1996 announced its intention to commence, through its wholly-owned subsidiary, plaintiff Atlantic Acquisition Corporation ("AAC") a cash tender offer (the "NS Offer") for all shares of Conrail stock at $100 per share, to be followed by a cash merger at the same price (the "Proposed Merger," and together with the NS Offer, the "NS Proposal"). The following day, on October 24, 1996, the NS Offer commenced.

                    5.   At the heart of this controversy is the
          assertion by defendants, both expressly and through their conduct, that the Director Defendants, as directors of a Pennsylvania corporation, have virtually no fiduciary duties. While it is true that Pennsylvania statutory law provides directors of Pennsylvania corporations with wide discretion in responding to acquisition proposals, defendants here have gone far beyond what even Pennsylvania law permits. Indeed, it appears that defendants are taking Pennsylvania's statutory regime as carte blanche to insulate Conrail, through the first half of the first decade of the next millennium, from any acquisition by any party (including CSX) other than the CSX Transaction with its current pricing and other terms, regardless of how favorable any such other proposed acquisition might be to Conrail's shareholders, customers, and other constituencies. As a result, this battle for control of Conrail presents the most audacious array of lock-up devices ever attempted:

               * The Poison Pill Lock-In. The CSX Merger Agreement exempts the CSX Transaction from Conrail's Poison Pill Plan, and purports to prohibit the Conrail Board from redeeming, amending or otherwise taking any further action with respect to the Plan. Under the terms of the Poison Pill Plan, the Conrail directors will lose their power to make the poison pill inapplicable to any acquisition transaction other than the CSX Transaction on November 7, unless CSX agrees to let them postpone that date. Thus, the Poison Pill Lock-In threatens to lock-up Conrail, even from friendly transactions, until the year 2005, when the poison pill rights expire. That is, unless the November 7 date is postponed, Conrail will be unable to be acquired other than through the CSX Transaction, under its current terms, for a period of almost nine years. Put simply, the CSX Merger Agreement purports to require Conrail to swallow its own poison pill. The Poison Pill Lock-In is an unprecedented, draconian and utterly preclusive lock-up device, is ultra vires under Pennsylvania law, and constitutes a total abdication and breach of the Conrail directors' fiduciary duties of loyalty and care. To make matters worse, in violation of the federal securities laws, the defendants in their tender offer filings affirmatively misrepresented key terms of the Conrail Poison Pill Plan bearing directly upon the Poison Pill Lock-In.

               *    The 180-Day Lock-Out.  The CSX Merger
                    Agreement audaciously and unashamedly
                    purports to prohibit Conrail's directors from withdrawing their recommendation that Conrail's shareholders accept and approve the CSX Transaction and from terminating the CSX Merger Agreement, even if their fiduciary duties require them to do so, for a period of 180 days from execution of the agreement. Put simply, Conrail's directors have agreed to take a six-month leave of absence during what may be the most critical six months in Conrail's history. The 180-Day Lock-Out is ultra vires under Pennsylvania law and constitutes a complete abdication and breach of the Conrail directors' duties of loyalty and care.

               *    The Stock Option Lock-Up And The $300
                    Million Break-Up Fee.  The CSX Merger
                    Agreement provides, in essence, that
                    Conrail must pay CSX a $300 million
                    windfall if the CSX Merger Agreement is
                    terminated and Conrail is acquired by
                    another company.  Further, a Stock Option
                    Agreement granted by Conrail to CSX
                    threatens over $100 million in dilution
                    costs to any competing bidder for Conrail.
                    This lock-up option is particularly
                    onerous because the higher the competing bid, the greater the dilution it threatens.

               *    The Continuing Director Amendments To
                    Conrail's Poison Pill Plan. Recognizing that Pennsylvania law permits shareholders of Pennsylvania corporations to elect a new board of directors if they disagree with an incumbent board's decisions concerning acquisition offers, the Conrail Board altered the Conrail Poison Pill Plan in September 1995 to deprive Conrail's shareholders of the ability to elect new directors fully empowered to act to render the poison pill ineffective or inapplicable to a transaction they deem to be in the corporation's best interests. This amendment to the Conrail Poison Pill Plan is ultra vires under Pennsylvania law and Conrail's Charter and By-Laws, and constitutes an impermissible interference in the stockholder franchise and a breach of the Conrail directors' duty of loyalty.

          At bottom, what defendants have attempted here is to litter the playing field with illegal, ultra vires apparent impediments to competing acquisition proposals, and then coerce Conrail shareholders to swiftly deliver control of Conrail to CSX before the illegality of such impediments can be determined and revealed.

                    6.   Accordingly, by this action, plaintiffs
          NS, AAC, and Kathryn B. McQuade, a Conrail shareholder, seek emergency relief against defendants' illegal attempt to lock-up the rapid sale of control of Conrail to CSX through their scheme of coercion, deception and fraudulent manipulation, in violation of the federal securities laws, Pennsylvania statutory law, and the fiduciary duties of the Director Defendants. In addition, to facilitate the NS Proposal, plaintiffs seek certain declaratory relief with respect to replacement of Conrail's Board of Directors at Conrail's next annual meeting of shareholders.

                            Jurisdiction and Venue

                    7.   This Court has jurisdiction over this
          complaint pursuant to 28 U.S.C. SECTIONSECTION 1331 and 1367.

                    8. Venue is proper in this District pursuant to 28 U.S.C. SECTION 1391.

                                 The Parties

                    9.   Plaintiff NS is a Virginia corporation
          with its principal place of business in Norfolk, Virginia. NS is a holding company operating rail and motor transportation services through its subsidiaries. As of December 31, 1995, NS's railroads operated more than 14,500 miles of road in the states of Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Michigan, Mississippi, Missouri, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia and West Virginia, and the Province of Ontario, Canada. The lines of NS's railroads reach most of the larger industrial and trading centers in the Southeast and Midwest, with the exception of those in Central and Southern Florida. In the fiscal year ended December 31, 1995, NS had net income of $712.7 million on total transportation operating revenues of $4.668 billion. According to the New York Times, NS "is considered by many analysts to be the nation's best-run railroad." NS is the beneficial owner of 100 shares of common stock of Conrail.

                    10.  Plaintiff AAC is a Pennsylvania
          corporation. The entire equity interest in AAC is owned by NS. AAC was organized by NS for the purpose of acquiring the entire equity interest in Conrail.

                    11.  Plaintiff Kathryn B. McQuade is and has
          been, at all times relevant to this action, the owner of Conrail common stock.

                    12.  Defendant Conrail is a Pennsylvania
          corporation with its principal place of business in Philadelphia, Pennsylvania. Conrail is the major freight railroad serving America's Northeast-Midwest region, operating over a rail network of approximately 11,000 route miles. Conrail's common stock is widely held and trades on the New York Stock Exchange. During the year ended December 31, 1995, Conrail had net income of $264 million on revenues of $3.68 billion. On the day prior to announcement of the CSX Transaction, the closing per share price of Conrail common stock was $71.

                    13.  Defendant David M. LeVan is President,
          Chief Executive Officer, and Chairman of Conrail's Board of Directors. Defendants H. Furlong Baldwin, Daniel B. Burke, Roger S. Hillas, Claude S. Brinegar, Kathleen Foley Feldstein, David B. Lewis, John C. Marous, David H. Swanson, E. Bradley Jones, and Raymond T. Schuler are the remaining directors of Conrail. The foregoing individual directors of Conrail owe fiduciary duties to Conrail and its stockholders, including plaintiffs.

                    14.  Defendant CSX is a Virginia corporation
          with its principal place of business in Richmond, Virginia. CSX is a transportation company providing rail, internodal, ocean container-shipping, barging, trucking and contract logistic services. CSX's rail transportation operations serve the southeastern and midwestern United States.

                              Factual Background

          The Offer

                    15.  In response to the surprise October 15
          announcement of the CSX Transaction, on October 23, 1996, NS announced its intention to commence a public tender offer for all shares of Conrail common stock at a price of $100 cash per share. NS further announced that it intends, as soon as practicable following the closing of the NS Offer, to acquire the entire equity interest in Conrail by causing it to merge with AAC in the Proposed Merger. In the Proposed Merger, Conrail common stock not tendered and accepted in the NS Offer would be converted into the right to receive $100 in cash per share. On October 24, 1996, NS, through AAC, commenced the NS Offer. The NS Offer and the Proposed Merger represent a 40.8% premium over the closing market price of Conrail stock on October 14, 1996, the day prior to announcement of the CSX Transaction.

                    16. In a letter delivered on October 23, 1996 to the Defendant Directors, NS stated that it is flexible as to all aspects of the NS Proposal and expressed its eagerness to negotiate a friendly merger with Conrail. The letter indicated, in particular, that while the NS Proposal is a proposal to acquire the entire equity interest in Conrail for cash, NS is willing to discuss, if the Conrail board so desires, including a substantial equity component to the consideration to be paid in a negotiated transaction so that current Conrail shareholders could have a continuing interest in the combined NS/Conrail enterprise.

          The Current Crisis:  In a Surprise Move
          Intended To Foreclose Competing Bids,
          Conrail and CSX Announce On October 15
          That Conrail Has Essentially Granted CSX
          A Lock-Up Over Control Of The Company

                    17.  After many months of maintaining that
          Conrail was not for sale, on October 16, 1996, the Conrail Board announced an abrupt about-face: Conrail would be sold to CSX in a multiple-step transaction designed to swiftly transfer effective, if not absolute, voting control over Conrail to a voting trustee who would be contractually required to vote to approve CSX's acquisition of the entire equity interest in Conrail through a follow-up stock merger.

                    18.  Two circumstances relating to the CSX
          Transaction create the current crisis. First, as noted above, and as explained more fully below, on November 7, 1996, a "Distribution Date" will occur under Conrail's Poison Pill Plan, after which time Conrail's Board will lose the ability to remove the poison pill rights as an obstacle to any transaction other than the CSX Transaction. This event, if it is allowed to occur, will irreparably harm Conrail, its shareholders, and other constituencies by making Conrail incapable of being acquired until the year 2005, other than through the CSX Transaction as it is currently proposed.

                    19.  Even if the "Distribution Date" problem
          with Conrail's Poison Pill Plan were remedied, the fate of Conrail could be effectively determined on November 14, 1996, just 23 business days after announcement of the CSX Transaction. That is when Conrail shareholders will be called upon to vote on a proposed amendment to Conrail's Articles of Incorporation designed to facilitate the swift transfer of control in favor of CSX, and only CSX. If they approve the Charter Amendment, and then, in the misinformed belief that the NS Proposal does not present a viable and superior alternative, tender 40% of Conrail's stock to CSX, Conrail's shareholders will have been coerced by defendants' fraudulent and manipulative tactics to sell Conrail to the low bidder.

          Defendants Were Well Aware That
          A Superior Competing Acquisition
          Proposal By NS was Inevitable

                    20. For a number of years, certain members of senior management of NS, including David R. Goode, Chairman and Chief Executive Officer of NS, have spoken numerous times with senior management of Conrail, including former Conrail Chairman and Chief Executive Officer, James A. Hagen, and current Conrail Chairman and Chief Executive Officer, defendant David W. LeVan, concerning a possible business combination between NS and Conrail. Ultimately, Conrail management encouraged such discussions prior to Mr. Hagen's retirement as Chief Executive Officer of Conrail. Conrail discontinued such discussions in September 1994, when the Conrail Board elected Mr. LeVan as Conrail's President and Chief Operating Officer as a step toward ultimately installing him as Chief Executive Officer and Chairman upon Mr. Hagen's departure.

                    21. Prior to 1994, senior management of NS and Conrail discussed, from time to time, opportunities for business cooperation between the companies, and, in some of those discussions, the general concept of a business combination. While the companies determined to proceed with certain business cooperation opportunities, including the Triple Crown Services joint venture, no decisions were reached concerning a business combination at that time.

                    22. In March of 1994, Mr. Hagen approached Mr. Goode to suggest that under the current regulatory environment, Conrail management now believed that a business combination between Conrail and NS could be accomplished, and that the companies should commence discussion of such a transaction. Mr. Goode agreed to schedule a meeting between legal counsel for NS and Conrail for the purpose of discussing regulatory issues. Following that meeting, Mr. Goode met with Mr. Hagen to discuss in general terms an acquisition of Conrail by NS. Thereafter, during the period from April through August 1994, management and senior financial advisors of the respective companies met on numerous occasions to negotiate the terms of a combination of Conrail and NS. The parties entered into a confidentiality agreement on August 17, 1994. During these discussions, Mr. Hagen and other representatives of Conrail pressed for a premium price to reflect the acquisition of control over Conrail by NS. Initially, NS pressed instead for a stock-for-stock merger of equals in which no control premium would be paid to Conrail shareholders. Conrail management insisted on a control premium, however, and ultimately the negotiations turned toward a premium stock-for-stock acquisition of Conrail.

                    23. By early September 1994, the negotiations were in an advanced stage. NS had proposed an exchange ratio of 1-to-1, but Conrail management was still pressing for a higher premium. In a meeting in Philadelphia on September 23, 1994, Mr. Goode increased the proposed exchange ratio to 1.1-to-1, and left the door open to an even higher ratio. Mr. Hagen then told Mr. Goode that they could not reach agreement because the Conrail board had determined to remain independent and to pursue a stand-alone policy. The meeting then concluded.

                    24.  The 1.1-to-1 exchange ratio proposed by
          Mr. Goode in September of 1994 reflected a substantial premium over the market price of Conrail stock at that time. If one applies that ratio to NS's stock price on October 14, 1996 -- the day the Conrail Board approved the CSX Transaction -- it implies a per share acquisition price for Conrail of over $101. Thus, there can be no question that Mr. LeVan, if not Conrail's Board, was well aware that NS would likely be willing and able to offer more -- to Conrail's shareholders, rather than management, that is -- than CSX could offer for an acquisition of Conrail.

          Defendant LeVan Actively Misleads NS
          Management In Order To Permit Him To
          Lock Up The Sale of Conrail to CSX

                    25. During the period following September of 1994, Mr. Goode from time to time had conversations with Mr. LeVan. During virtually all of these conversations, Mr. Goode expressed NS's strong interest in negotiating an acquisition of Conrail. Mr. LeVan responded that Conrail wished to remain independent. Nonetheless, Mr. Goode was led to believe that if and when the Conrail Board determined to pursue a sale of the company, it would do so through a process in which NS would have an opportunity to bid.

                    26. At its September 24, 1996 meeting, the NS Board reviewed its strategic alternatives and determined that NS should press for an acquisition of Conrail. Accordingly, Mr. Goode again contacted Mr. LeVan to (i) reiterate NS's strong interest in acquiring Conrail and
          (ii) request a meeting at which he could present a concrete proposal. Mr. LeVan responded that the Conrail board would be holding a strategic planning meeting that month and that he and Mr. Goode would be back in contact after that meeting. Mr. Goode emphasized that he wished to communicate NS's position so that Conrail's Board would be aware of it during the strategic planning meeting. Mr. LeVan stated that it was unnecessary for Mr. Goode to do so. At that point, the conversation concluded.

                    27. Following September 24, Mr. LeVan did not contact Mr. Goode. Finally, on Friday, October 4, 1996, Mr. Goode telephoned Mr. LeVan. Mr. Goode again reiterated NS's strong interest in making a proposal to acquire Conrail. Mr. LeVan responded that the Conrail Board would be meeting on October 16, 1996, and assumed that he and Mr. Hagen would contact Mr. Goode following that meeting. Mr. Goode again stated that NS wanted to make a proposal so that the Conrail Board would be aware of it. Mr. LeVan stated that it was unnecessary to do so.

          CSX's Chairman Snow Contributes To
          LeVan's Deception

                    28.  Several days prior to October 15, CSX's
          Chairman, John W. Snow, publicly stated that he did not expect to see any major business combinations in the railroad industry for several years. On October 16, 1996, the New York Times reported that "less than a week ago, Mr. Snow told Wall Street analysts that he did not expect another big merger in the industry (in the next few years)."

          On the Day Before the Purportedly
          Scheduled Meeting of Conrail's Board,
          Defendants Announce the CSX Transaction

                    29.  To NS's surprise and dismay, on
          October 15, 1996, Conrail and CSX announced that they had entered into a definitive merger agreement (the "CSX Merger Agreement") pursuant to which control of Conrail would be swiftly sold to CSX and then a merger would be consummated following required regulatory approvals. As of the close of business on October 29, 1996, the blended value of the CSX Transaction was slightly more than $85 per Conrail share. The CSX Transaction includes a break-up fee of $300 million and a lock-up stock option agreement threatening substantial dilution to any rival bidder for control of Conrail. Integral to the CSX Transaction are covenants substantially increasing Mr. LeVan's compensation and guaranteeing that he will succeed John W. Snow, CSX's Chairman and Chief Executive Officer, as the combined company's CEO and Chairman.

          CSX Admits That The Conrail Board Approved
          The CSX Transaction Rapidly.

                    30.  On October 16, 1996, the New York Times
          reported that CSX's Snow on October 15, 1996, had stated that the multi-billion dollar sale of Conrail in the CSX Transaction "came together rapidly in the last two weeks." The Wall Street Journal reported on October 16 that Mr. Snow stated that negotiations concerning the CSX Transaction had gone "very quickly," and "much faster than he and Mr. LeVan had anticipated." On October 24, 1996, the Wall Street Journal observed that "[i]n reaching its agreement with CSX, Conrail didn't solicit other bids ... and appeared to complete the accord at breakneck speed."

                    31.  Thus, Conrail's board approved the CSX
          Transaction rapidly without a good faith and reasonable investigation. Given the nature of the CSX Transaction, with its draconian and preclusive lock-up mechanisms, the Conrail Board's rapid approval of the deal constitutes reckless and grossly negligent conduct.

          CSX's Snow Implies That the CSX Transaction
          Is a Fait Accompli and States That Conrail's
          Directors Have Almost No Fiduciary Duties

                    32.  On October 16, 1996, Mr. Goode met in
          Washington, D.C. with Mr. Snow to discuss the CSX Transaction and certain regulatory issues that its consummation would raise. Mr. Snow advised Mr. Goode during that meeting that Conrail's counsel and investment bankers had ensured that the CSX Transaction would be "bulletproof," implying that the sale of control of Conrail to CSX is now a fait accompli. Mr. Snow added that the "Pennsylvania statute," referring to Pennsylvania's Business Corporation Law, was "great" and that Conrail's directors have almost no fiduciary duties. Mr. Snow's comments were intended to discourage NS from making a competing offer for control of Conrail and to suggest that NS had no choice but to negotiate with CSX for access to such portions of Conrail's rail system as would be necessary to address the regulatory concerns that would be raised by consummation of the CSX Transaction. After Mr. Snow told Mr. Goode what CSX was willing to offer to NS in this regard, the meeting concluded.

          NS Responds With A
          Superior Offer For Conrail

                    33. On October 22, the NS Board met to review its strategic options in light of the announcement of the CSX Transaction. Because the NS Board believes that a combination of NS and Conrail would offer compelling benefits to both companies, their shareholders and their other constituencies, it determined that NS should make a competing bid for Conrail. On October 23, 1996, NS publicly announced its intention to commence a cash tender offer for all shares of Conrail stock for $100 per share, to be followed, after required regulatory approvals, by a cash merger at the same price. On October 24, 1996, NS, through AAC, commenced the NS Offer.

          CSX Tells The Market That NS's Superior
          Proposal To Acquire Conrail Is Not Real

                    34.  CSX responded to the NS Proposal by
          attempting to lead the market to believe that the superior NS Proposal does not represent a real, viable and actually available alternative to the CSX Transaction. On October 24, 1996, the Wall Street Journal reported:

               CSX issued a harshly worded statement last
               night that called Norfolk's move a "nonbid"
               that would face inevitable delays and be
               subject to numerous conditions.  It said the
               Norfolk bid couldn't be approved without
               Conrail's board, and notes that merger pact
               [with CSX] prohibited Conrail from terminating its pact until mid-April. It said the present value of the Norfolk bid was under $90 a share because of the minimum six-month delay....

          On the same day, the New York Times reported that "a source close to CSX" characterized the NS Proposal as "a phantom offer."

                    35. These statements are an integral part of defendants' scheme to coerce, mislead and manipulate Conrail's shareholders to rapidly deliver control of Conrail to CSX by creating the false impression that the NS Proposal is not a viable and actually available alternative.

                             The CSX Transaction

                    36.  Consistent with Mr. Snow's remarks,
          discussed above, that Conrail's advisers had ensured that the CSX Transaction is "bullet-proof" and that Conrail's directors have almost no fiduciary duties, the CSX Merger Agreement contains draconian "lock-up" provisions which are unprecedented. These provisions are designed to foreclose success by any competing bidder for Conrail and to protect the lucrative compensation increase and executive succession deal promised to defendant LeVan by CSX.

          The Poison Pill Lock-In

                    37.  Perhaps the most onerous of these
          provisions, in terms of the drastic consequences it threatens to Conrail, its stockholders and its other legitimate constituencies, is the poison pill "lock-in" provision (the "Poison Pill Lock-In"). The CSX Merger Agreement purports to bind the Conrail board not to take any action with respect to the Conrail Poison Pill to facilitate any offer to acquire Conrail other than the CSX Transaction. At the same time, the Conrail board has amended the Conrail Poison Pill to facilitate the CSX Transaction.

                    38. Because of certain unusual provisions to the Conrail Poison Pill Plan -- which provisions, as noted below, not only were not disclosed in the Schedule 14D-1 filed with the Securities and Exchange Commission or in the Offer to Purchase circulated to Conrail's stockholders by CSX, or in the Schedule 14D-9 circulated to Conrail's shareholders by Conrail, but were in fact affirmatively misdescribed in CSX's Schedule 14D-1 and Offer to Purchase -- the provision in the CSX Merger Agreement barring the Conrail Board from taking action with respect to the Conrail Poison Pill threatens grave, imminent and irreparable harm to Conrail and all of its constituencies.

                    39. The problem is that on November 7, 1996, a "Distribution Date", as that term is defined in the Conrail Poison Pill Plan, will occur. Once that happens, the "Rights" issued under the Plan will no longer be redeemable by the Conrail Board, and the Plan will no longer be capable of amendment to facilitate any takeover or merger proposal. Put simply, once the Distribution Date occurs, Conrail's directors will have no control over the Conrail Poison Pill's dilutive effect on an acquiror. Because of the draconian effects of the poison pill dilution on a takeover bidder, no bidder other than CSX will be able to acquire Conrail until the poison pill rights expire in the year 2005, regardless of whether such other bidder offers a transaction that is better for Conrail and its legitimate constituencies than the CSX Transaction. Further, not even CSX will be able to acquire Conrail in a transaction other than the CSX Transaction. In other words, if Conrail is not acquired by CSX in the CSX Transaction for the level of cash and stock currently offered by CSX, then it appears that Conrail will not be capable of being acquired until at least 2005. In essence, Conrail is about to swallow its own poison pill.

                    40. Poison Pills -- typically referred to as "shareholders rights plans" by the corporations which adopt them -- are normally designed to make an unsolicited acquisition prohibitively expensive to an acquiror by diluting the value and proportional voting power of the shares acquired.

                    41. Under such a plan, stockholders receive a dividend of originally uncertificated, unexercisable rights. The rights become exercisable and certificated on the so-called "Distribution Date," which under the Conrail Poison Pill Plan is defined as the earlier of 10 days following public announcement that a person or group has acquired beneficial ownership of 10% or more of Conrail's stock or 10 days following the commencement of a tender offer that would result in 10% or greater ownership of Conrail stock by the bidder. On the Distribution Date, the corporation would issue certificates evidencing the rights, each of which would allow the holder to purchase a share of stock at a set price. Initially, the exercise price of poison pill rights is set very substantially above market to ensure that the rights will not be exercised. Once rights certificates were issued, the rights could trade separately from the associated shares of stock.

                    42. The provisions of a poison pill plan that cause the dilution to an acquiror's position in the corporation are called the "flip-in" and "flip-over" provisions. Poison pill rights typically "flip in" when, among other things, a person or group obtains some specified percentage of the corporation's stock; in the Conrail Poison Pill plan, 10% is the "flip-in" level. Upon "flipping in," each right would entitle the holder to receive common stock of Conrail having a value of twice the exercise price of the right. That is, each right would permit the holder to purchase newly issued common stock of Conrail at half price (specifically, $410 worth of Conrail stock for $205). The person or group acquiring the 10% or greater ownership, however, would be ineligible to exercise such rights. In this way, a poison pill plan dilutes the acquiror's equity and voting position. Poison pill rights "flip over" if the corporation engages in a merger in which it is not the surviving entity. Holders of rights, other than the acquiror, would then have the right to buy stock of the surviving entity at half price, again diluting the acquiror's position. The Conrail Poison Pill Plan contains both a "flip-in" provision and a "flip-over" provision.

                    43. So long as corporate directors retain the power ultimately to eliminate the anti-takeover effects of a poison pill plan in the event that they conclude that a particular acquisition would be in the best interests of the corporation, a poison pill plan can be used to promote legitimate corporate interests. Thus, typical poison pill plans reserve power in a corporation's board of directors to redeem the rights in toto for a nominal payment, or to amend the poison pill plan, for instance, to exempt a particular transaction or acquiror from the dilutive effects of the plan.

                    44.  The Conrail Poison Pill Plan contains
          provisions for redemption and amendment. However, an unusual aspect of the Conrail Poison Pill Plan is that the power of Conrail's directors to redeem the rights or amend the plan to exempt a particular transaction or bidder terminates on the Distribution Date. While the Conrail Poison Pill Plan gives Conrail directors the power to effectively postpone the Distribution Date, the CSX Merger Agreement purports to bind them contractually not to do so. Thus, the Distribution Date under Conrail's Poison Pill Plan will occur on November 7, 1996 -- ten business days after the date when NS commenced the Offer -- and Conrail's directors have entered into an agreement which purports to tie their hands so that they cannot do anything to prevent it.

                    45. Ironically, the specific provisions of the CSX Merger Agreement which purport to prevent the Conrail directors from postponing the Distribution Date are the very same sections which require Conrail to exempt the CSX Transaction from the Conrail Poison Pill -- Sections 3.1(n) and 5.13. Section 3.1(n) provides, in pertinent part:

               Green Rights Agreement and By-laws. (A) The Green Rights Agreement has been amended (the "Green Rights Plan Amendment") to (i) render the Green Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Option Agreements and (ii) ensure that (y) neither White nor any of its wholly owned subsidiaries is an Acquiring Person (as defined in the Green Rights Agreement) pursuant to the Green Rights Agreement and (z) a Shares Acquisition Date, Distribution Date or Trigger Event (in each case as defined in the Green Rights Agreement) does not occur by reason of the approval, execution or delivery of this Agreement, and the Green Stock Option Agreement, the consummation of the Offer, the Merger or the consummation of the other transactions contemplated by this Agreement and the Green Stock Option Agreement, and the Green Rights Agreement may not be further amended by Green without the prior consent of White in its sole discretion. (emphasis added)

          Section 5.13 provides, in pertinent part:

               The Board of Directors of Green shall take all further action (in addition to that referred to in Section 3.1(n)) reasonably requested in writing by White (including redeeming the Green Rights immediately prior to the Effective Time or amending the Green Rights Agreement) in order to render the Green Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Green Stock Option Agreement. Except as provided above with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and the Green Stock Option Agreement, the Board of Directors of Green shall not (a) amend the Green Rights Agreement or (b) take any action with respect to, or make any determination under, the Green Rights Agreement, including a redemption of the Green Rights or any action to facilitate a Takeover Proposal in respect of Green.

                    46.  Thus, although under the Conrail Poison
          Pill Plan the Conrail Board is empowered to "determine[] by action ... prior to such time as any person becomes an Acquiring Person" that the Distribution Date will occur on a date later than November 7, the Conrail board has contractually purported to bind itself not to do so.

                    47. If the Distribution Date is permitted to occur, Conrail, its shareholders, and its other constituents face catastrophic irreparable injury. If the Distribution Date occurs and then the CSX Transaction does not occur for any number of reasons -- for instance, because (i) the Conrail shareholders do not tender sufficient shares in the CSX offer, (ii) the Conrail shareholders do not approve the CSX merger, (iii) the merger does not receive required regulatory approvals, or
          (iv) CSX exercises one of the conditions to its obligation to complete its offer -- Conrail will be essentially incapable of being acquired or engaging in a business combination until 2005. This would be so regardless of the benefits and strategic advantages of any business combination which might otherwise be available to Conrail. In the present environment of consolidation in the railroad industry, such a disability would plainly be a serious irremediable disadvantage to Conrail, its shareholders and all of its constituencies.

                    48.  The irreparable harm that will befall
          Conrail and all of its constituencies if the Distribution Date is permitted to occur is manifest.

          The 180-Day Lock-Out

                    49. Setting aside the Poison Pill Lock-In, the CSX Merger Agreement also contains an unprecedented provision purporting to bind Conrail's directors not to terminate the CSX Merger Agreement for 180 days regardless of whether their fiduciary duties require them to do so. The pertinent provisions appear in Section 4.2 of the CSX Merger Agreement. Under that section, Conrail covenants not to solicit, initiate or encourage other takeover proposals, or to provide information to any party interested in making a takeover proposal. The CSX Merger Agreement builds in an exception to this prohibition -- it provides that prior to the earlier of the closing of the CSX Offer and Conrail shareholder approval of the CSX Merger, or after 180 days from the date of the CSX Merger Agreement, if the Conrail board determines upon advice of counsel that its fiduciary duties require it to do so, Conrail may provide information to and engage in negotiations with another bidder. Thus, the drafters of the CSX Merger Agreement -
          - no doubt counsel for Conrail and CSX -- recognize that there are circumstances in which Conrail's directors would be required by their fiduciary duties to consider a competing acquisition bid.

                    50.  However, despite the recognition in the
          CSX Merger Agreement that the fiduciary duties of the Conrail Board may require it to do so, Section 4.2(b) of the agreement (the "180-Day Lock-Out") purports to prohibit the Conrail Board from withdrawing its recommendations that Conrail shareholders tender their shares in the CSX Offer and approve the CSX Merger for a period of 180 days from the date of the CSX Merger Agreement. Likewise, it prohibits the Conrail Board from terminating the CSX Merger Agreement, even if the Conrail Board's fiduciary duties require it to do so, for the same 180-day period.

                    51. Thus, despite the plain contemplation of circumstances under which the Conrail Board's fiduciary duties would require it to entertain competing offers and act to protect Conrail and its constituencies by (i) withdrawing its recommendation that Conrail shareholders approve the CSX Transaction and (ii) terminating the CSX Merger Agreement, Conrail's Board has seen fit to disable itself contractually from doing so.

                    52.  As with the Poison Pill Lock-In, this
          "180-Day Lock-Out" provision amounts to a complete abdication of the duty of Conrail's directors to act in the best interests of the corporation. With the 180-day Lock-Out, the Conrail directors have determined to take a six-month leave of absence despite their apparent recognition that their fiduciary duties could require them to act during this critical time.

                    53.  The effect of this provision is to lock
          out competing superior proposals to acquire Conrail for at least six months, thus giving the CSX Transaction an unfair time value advantage over other offers and adding to the coercive effects of the CSX Transaction.

                    54. Because it purports to restrict or limit the exercise of the fiduciary duties of the Conrail directors, the 180-Day Lock-Out provision of the CSX Merger Agreement is ultra vires, void and unenforceable. Further, by agreeing to the 180-Day Lock-Out as part of the CSX Merger Agreement, the Conrail directors breached their fiduciary duties of loyalty and care.

          Rapid Transfer of Control

                    55.  The CSX Transaction is structured to
          include (i) a first-step cash tender offer for up to 19.9% of Conrail's stock, (ii) an amendment to Conrail's charter to opt out of coverage under Subchapter 25E of Pennsylvania's Business Corporation Law (the "Charter Amendment"), which requires any person acquiring control of over 20% or more of the corporation's voting power to acquire all other shares of the corporation for a "fair price," as defined in the statute, in cash, (iii) following such amendment, an acquisition of additional shares which, in combination with other shares already acquired, would constitute at least 40% and up to approximately 50% of Conrail's stock, and (iv) following required regulatory approvals, consummation of a follow-up stock-for-stock merger.

                    56.  Thus, once the Charter Amendment is
          approved, CSX will be in a position to acquire either effective or absolute control over Conrail. Conrail admits that the CSX Transaction contemplates a sale of control of Conrail. In its preliminary proxy materials filed with the Securities and Exchange Commission, Conrail stated that if CSX acquires 40% of Conrail's stock, approval of the merger will be "virtually certain." CSX could do so either by increasing the number of shares it will purchase by tender offer, or, if tenders are insufficient, by accepting all tendered shares and exercising the Stock Option. CSX could obtain "approximately 50 percent" of Conrail's shares by purchasing 40% pursuant to tender offer and by exercising the Stock Option, in which event shareholder approval of the CSX Merger will be, according to Conrail's preliminary proxy statement, "certain."

                    57.  The swiftness with which the CSX
          Transaction is designed to transfer control over Conrail to CSX can only be viewed as an attempt to lock up the CSX Transaction and benefits it provides to Conrail management, despite the fact that a better deal, financially and otherwise, is available for Conrail, its shareholders, and its other legitimate constituencies.

          The Charter Amendment

                    58. Conrail's Preliminary Proxy Materials for the November 14, 1996 Special Meeting set forth the resolution to be voted upon by Conrail's shareholders as follows:

               An amendment (the "Amendment") of the Articles of Incorporation of Conrail is hereby approved and adopted, by which, upon the effectiveness of such amendment Article Ten thereof will be amended and restated in its entirety as follows: Subchapter E, Subchapter G and Subchapter H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the Corporation; and further, that the Board of Directors of Conrail, in its discretion, shall be authorized to direct certain executive officers of Conrail to file or not to file the Articles of Amendment to Conrail's Articles of Incorporation reflecting such Amendment or to terminate the Articles of Amendment prior to their effective date, if the Board determines such action to be in the best interests of Conrail.

                    59. Further, the preliminary proxy materials state that

               Pursuant to the Merger Agreement and in order to facilitate the transactions contemplated thereby, if the [Charter Amendment] is approved, Conrail would be required to file the Amendment with the Pennsylvania Department of State so as to permit the acquisition by CSX of in excess of 20% of the shares, such filing to be made and effective immediately prior to such acquisition. If CSX is not in a position to make such acquisition (because, for example, shares have not been tendered to CSX, Conrail is not required to make such filing, (although approval of the [Charter Amendment] will authorize Conrail to do so) and Conrail does not currently intend to make such filing unless it is required under the Merger Agreement to permit CSX to acquire in excess of 20% of the Shares.

                    60.  Thus, if Conrail shareholders fail to
          tender sufficient shares to CSX to permit CSX to acquire in excess of 20% of the shares, for example, because they wish to instead accept the superior NS Proposal, the Defendant Directors are actually asking Conrail shareholders to grant them the authority to discriminatorily withhold the filing of the Charter Amendment, and thereby attempt to prevent consummation of the NS Proposal.

          The $300 Million Breakup Fee

                    61.  The CSX Merger Agreement provides for a
          $300 million break-up fee. This fee would be triggered if the CSX Merger Agreement were terminated following a competing takeover proposal.

                    62.  This breakup fee is disproportionally
          large, constituting over 3.5% of the aggregate value of the CSX Transaction. The breakup fee unreasonably tilts the playing field in favor of the CSX Transaction -- a transaction that the defendant directors knew, or reasonably should have known, at the time they approved the CSX Transaction, provided less value and other benefits to Conrail and its constituencies than would a transaction with NS.

          The Lock-Up Stock Option

                    63.  Concurrently with the CSX Merger
          Agreement, Conrail and CSX entered into an option agreement (the "Stock Option Agreement") pursuant to which Conrail granted to CSX an option, exercisable in certain events, to purchase 15,955,477 shares of Conrail common stock at an exercise price of $92.50 per share, subject to adjustment.

                    64. If, during the time that the option under the Stock Option Agreement is exercisable, Conrail enters into an agreement pursuant to which all of its outstanding common shares are to be purchased for or converted into, in whole or in part, cash, in exchange for cancellation of the Option, CSX shall receive an amount in cash equal to the difference (if positive) between the closing market price per Conrail common share on the day immediately prior to the consummation of such transaction and the purchase price. In the event (i) Conrail enters into an agreement to consolidate with, merge into, or sell substantially all of its assets to any person, other than CSX or a direct or indirect subsidiary thereof, and Conrail is not the surviving corporation, or (ii) Conrail allows any person, other than CSX or a direct or indirect subsidiary thereof, to merge into or consolidate with Conrail in a series of transactions in which the Conrail common shares or other securities of Conrail represent less than 50% of the outstanding voting securities of the merged corporation, then the option will be adjusted, exchanged, or converted into options with identical terms as those described in the Stock Option Agreement, appropriately adjusted for such transaction.

                    65.  CSX and Conrail also entered into a
          similar option agreement, pursuant to which CSX granted to Conrail an option, exercisable only in certain events, to purchase 43,090,773 shares of CSX Common Stock at an exercise price of $64.82 per share.

                    66. The exercise price of the option under the Stock Option Agreement is $92.50 per share. The Stock Option Agreement contemplates that 15,955,477 authorized but unissued Conrail shares would be issued upon its exercise. Thus, for each dollar above $92.50 that is offered by a competing bidder for Conrail, such as NS, the competing acquiror would suffer $15,955,477 in dilution. Moreover, there is no cap to the potential dilution. At NS's offer of $100 per share, the dilution attributable to the Stock Option would be $119,666,077.50. At a hypothetical offering price of $101 per share, the dilution would total $135,621,554.50. This lock-up structure serves no legitimate corporate purpose, as it imposes increasingly severe dilution penalties the higher the competing bid!

                    67.  At the current $100 per share level of
          NS's bid, the sum of the $300 million break-up fee and Stock Option dilution of $119,666,077.50 constitutes nearly 5.2% of the CSX Transaction's $8.1 billion value. This is an unreasonable impediment to NS's offer. Moreover, because these provisions were not necessary to induce an offer that is in Conrail's best interests, but rather were adopted to lock up a deal providing Conrail's management with personal benefits while selling Conrail to the low bidder, their adoption constituted a plain breach of the Director Defendants' fiduciary duty of loyalty.

          Selective Discriminatory
          Treatment of Competing Bids

                    68.  Finally, the Conrail board has breached
          its fiduciary duties by selectively (i) rendering Conrail's Poison Pill Plan inapplicable to the CSX Transaction, (ii) approving the CSX Transaction and thus exempting it from the 5-year merger moratorium under Pennsylvania's Business Combination Statute, and (iii), as noted above, purporting to approve the Charter Amendment in favor of CSX only.

                    69.  While Pennsylvania law does not require
          directors to amend or redeem poison pill rights or to take action rendering anti-takeover provisions inapplicable, the law is silent with respect to the duties of directors once they have determined to do so. Once directors have determined to render poison pill rights and anti-takeover statutes inapplicable to a change of control transaction, their fundamental fiduciary duties of care and loyalty require them to take such actions fairly and equitably, in good faith, after due investigation and deliberation, and only for the purpose of fostering the best interests of the corporation, and not to protect selfish personal interests of management.

                    70. Thus, Conrail's directors are required to act evenhandedly, redeeming the poison pill rights and rendering anti-takeover statutes inapplicable only to permit the best competing control transaction to prevail. Directors cannot take such selective and discriminatory defensive action to favor corporate executives' personal interests over those of the corporation, its shareholders, and other legitimate constituencies.

          LeVan's Deal

                    71.  As an integral part of the CSX
          Transaction, CSX, Conrail and defendant LeVan have entered into an employment agreement dated as of October 14, 1996 (the "LeVan Employment Agreement"), covering a period of five-years from the effective date of any merger between CSX and Conrail. The LeVan Employment Agreement provides that Mr. LeVan will serve as Chief Operating Officer and President of the combined CSX/Conrail company, and as Chief Executive Officer and President of the railroad businesses of Conrail and CSX, for two years from the effective date of a merger between CSX and Conrail (the "First Employment Segment"). Additionally, Mr. LeVan will serve as Chief Executive Officer of the combined CSX/Conrail company for a period of two years beginning immediately after the First Employment Segment (the "Second Employment Segment"). During the period commencing immediately after the Second Employment Segment, or, if earlier, upon the termination of Mr. Snow's status as Chairman of the Board (the "Third Employment Segment"), Mr. LeVan will additionally serve as Chairman of the Board of the combined CSX/Conrail company.

                    72.  Defendant LeVan received a base salary
          from Conrail of $514,519 and a bonus of $24,759 during 1995. The LeVan Employment Agreement ensures substantially enhanced compensation for defendant LeVan. It provides that during the First Employment Segment, Mr. LeVan shall receive annual base compensation at least equal to 90% of the amount received by the Chief Executive Officer of CSX, but not less than $810,000, together with bonus and other incentive compensation at least equal to 90% of the amount received by the Chief Executive Officer of CSX. During 1995, Mr. Snow received a base salary of $895,698 and a bonus having a cash value of $1,687,500. Thus, if Mr. Snow's salary and bonus were to equal Mr. Snow's 1995 salary and bonus, the LeVan Employment Agreement would provide LeVan with a salary of $810,000 and a bonus of $1,518,750 in the First Employment Period. During the Second and Third Employment Segments, Mr. LeVan will receive compensation in an amount no less than that received by the Chief Executive Officer during the First Employment Segment, but not less than $900,000.

                    73. If CSX terminates Mr. LeVan's employment for a reason other than cause or disability or Mr. LeVan terminates employment for good reason (as those terms are defined in the LeVan Employment Agreement), Mr. LeVan will be entitled to significant lump sum cash payments based on his compensation during the five year term of the employment agreement, continued employee welfare benefits for the longer of three years or the number of years remaining in the employment agreement; and the immediate vesting of outstanding stock-based awards.

                    Defendants' Campaign Of Misinformation

                    74.  On October 15, 1996, Conrail and CSX
          issued press releases announcing the CSX Transaction, and Conrail published and filed preliminary proxy materials with the SEC. On October 16, 1996, CSX filed and published its Schedule 14D-1 Tender Offer Statement and Conrail filed its Schedule 14D-9 Solicitation/ Recommendation Statement. These communications to Conrail's shareholders reflect a scheme by defendants to coerce, mislead and fraudulently manipulate such shareholders to swiftly deliver control of Conrail to CSX and effectively frustrate any competing higher bid.

                    75.  Conrail's Preliminary Proxy Statement
          contains the following misrepresentations of fact:

                         (a)  Conrail states that "certain
               provisions of Pennsylvania law effectively preclude ... CSX from purchasing 20% or more" of Conrail's shares in the CSX Offer "or in any other manner (except the [CSX] Merger." This statement is false. The provisions of Pennsylvania law to which Conrail is referring are those of Subchapter 25E of the Pennsylvania Business Corporation Law. This law does not "effectively preclude" CSX from purchasing 20% or more of Conrail's stock other than through the CSX Merger. Rather, it simply requires a purchaser of 20% or more of Conrail's voting stock to pay a fair price in cash, on demand, to the holders of the remaining 80% of the shares. The real reason that CSX will not purchase 20% or more of Conrail's voting stock absent the Charter Amendment is that, unlike NS, CSX is unable or unwilling to pay a fair price in cash for 100% of Conrail's stock.

                         (b)  Conrail states that its "Board of
               Directors believes that Conrail shareholders should have the opportunity to receive cash in the near-term for 40% of [Conrail's] shares," and that "[t]he Board of Directors believes it is in the best interests of shareholders that they have the opportunity to receive cash for 40% of their shares in the near term." These statements are false. First of all, the Conrail Board believes that Conrail shareholders should have the opportunity to receive cash in the near-term for 40% of Conrail's shares only if such transaction will swiftly deliver effective control of Conrail to CSX. Second, the Conrail Board of Directors does not believe that such swift transfer of control to CSX is in the best interests of Conrail shareholders; rather, the Conrail Board of Directors believes that swift transfer of effective control over Conrail to CSX through the CSX Offer will lock up the CSX Transaction and preclude Conrail shareholders from any opportunity to receive the highest reasonably available price in a sale of control of Conrail.

                    76.  CSX's Schedule 14D-1 contains the
          following misrepresentations of fact:

                         (a)  CSX states that:

                         At any time prior to the announcement
                    by [Conrail] or an Acquiring Person that
                    an Acquiring Person has become such,
                    [Conrail] may redeem the [Conrail Poison
                    Pill Plan] rights ....

               This statement is false. In fact, the Conrail Poison Pill rights are redeemable any time prior to the Distribution Date. After the Distribution Date, they cannot be redeemed. CSX further states that:

                         The terms of the [Conrail Poison
                    Pill] rights may be amended by the
                    [Conrail Board] without the consent of the holders of the Rights ... to make any other provision with respect to the Rights which [Conrail] may deem desirable; provided that from and after such time as Acquiring Person becomes such, the Rights may not be amended in any manner which would adversely affect the interests of holders of Rights.

               This statement is also false. The Conrail Board's power to freely amend the poison pill rights terminates on the Distribution Date, not the date when someone becomes an Acquiring Person. These misrepresentations operate to conceal the fact that the Conrail Board will lose its power to control the drastic effects of the poison pill ten days following commencement of a competing tender offer.

                         (b)  CSX states that the "purpose of the
               [CSX] Offer is for [CSX] . . . to acquire a significant equity interest in [Conrail] as the first step in a business combination of [CSX] and [Conrail]." This statement is false. The purpose of the CSX Offer is to swiftly transfer effective control over Conrail to CSX in order to lock up the CSX Transaction and foreclose the acquisition of Conrail by any competing higher bidder.

                         (c)  CSX states that "the Pennsylvania
               Control Transaction Law effectively precludes [CSX, through its acquisition subsidiary] from purchasing 20% or more of Conrail's shares pursuant to the [CSX] Offer." This statement is false. The provisions of Pennsylvania law to which Conrail is referring are those of Subchapter 25E of the Pennsylvania Business Corporation Law. This law does not "effectively preclude" CSX from purchasing 20% or more of Conrail's stock other than through the CSX Merger. Rather, it simply requires a purchaser of 20% or more of Conrail's voting stock to pay a fair price in cash, on demand, to the holders of the remaining 80% of the shares. The real reason that CSX will not purchase 20% or more of Conrail's voting stock absent the Charter Amendment is that, unlike NS, CSX is unable or unwilling to pay a fair price in cash for 100% of Conrail's stock.

                    77. Conrail's Schedule 14D-9 states that "the [CSX Transaction] . . . is being structured as a true merger-of-equals transaction." This statement is false. The CSX Transaction is being structured as a rapid, locked-up sale of control of Conrail to CSX involving a significant, albeit inadequate, control premium.

                         78.  Each of the Conrail Preliminary Proxy
               Statement, the CSX Schedule 14D-1 and the Conrail
               Schedule 14D-9 omit to disclose the following material facts, the disclosure of which are necessary to make the statements made in such documents not misleading:

                              (a)  That the Conrail Board will lose its
                    power to redeem or freely amend the Conrail Poison Pill Plan rights on the "Distribution Date," which will occur 10 business days from the date when a competing tender offer for Conrail is commenced.

                              (b)  That both Conrail (and its senior
                    management) and CSX (and its senior management) knew
                    (i) that NS was keenly interested in acquiring Conrail, (ii) that NS has the financial capacity and resources to pay a higher price for Conrail than CSX could, and (iii) that a financially superior competing bid for Conrail by NS was inevitable.

                              (c)  That Conrail management led NS to
                    believe that if and when the Conrail Board determined to sell Conrail, it would do so through a process in which NS would be given the opportunity to bid, and that in the several weeks prior to the announcement of the CSX Transaction, defendant LeVan on two occasions prevented Mr. Goode from presenting an acquisition proposal to Conrail by stating to him that making such a proposal would be unnecessary and that Mr. LeVan would contact Mr. Goode concerning NS's interest in acquiring Conrail following (i) the Conrail Board's strategic planning meeting scheduled for September 1996 and (ii) a meeting of the Conrail Board purportedly scheduled for October 16, 1996.

                              (d)  That in September of 1994, NS had
                    proposed a stock-for-stock acquisition of Conrail at an exchange ratio of 1.1 shares of NS stock for each share of Conrail stock, which ratio, if applied to the price of NS stock on the day before announcement of the CSX Transaction, October 14, 1996, implied a bid by NS worth over $101 per Conrail share.

                              (e)  That the CSX Transaction was
                    structured to swiftly transfer effective, if not absolute voting control over Conrail to CSX, and to prevent any other bidders from acquiring Conrail for a higher price.

                              (f)  That although Conrail obtained
                    opinions from Morgan Stanley and Lazard Freres that the consideration to be received by Conrail stockholders in the CSX Transaction was "fair" to such shareholders from a financial point of view, Conrail's Board did not ask its investment bankers whether the CSX Transaction consideration was adequate, from a financial point of view, in the context of a sale of control of Conrail such as the CSX Transaction.

                              (g)  That although in arriving at their
                    "fairness" opinions, both Morgan Stanley and Lazard Freres purport to have considered the level of consideration paid in comparable transactions, both investment bankers failed to consider the most closely comparable transaction -- NS's September 1994 merger proposal, which as noted above, would imply a price per Conrail share in excess of $101.

                              (h)  That, if asked to do so, Conrail's
                    investment bankers would be unable to opine in good faith that the consideration offered in the CSX Transaction is adequate to Conrail's shareholders from a financial point of view.

                              (i)  That Conrail's Board failed to seek a
                    fairness opinion from its investment bankers concerning the $300 million breakup fee included in the CSX Transaction.

                              (j)  That Conrail's Board failed to seek a
                    fairness opinion from its investment bankers concerning the Stock Option Agreement granted by Conrail to CSX in connection with the CSX
                    Transaction.

                              (k)  That the Stock Option Agreement is
                    structured so as to impose increasingly severe dilution costs on a competing bidder for control of Conrail for progressively higher acquisition bids.

                              (l)  That the Conrail Board intends to
                    withhold the filing of the Charter Amendment following its approval by Conrail's stockholders if the effectiveness of such amendment would facilitate any bid for Conrail other than the CSX Transaction.

                              (m)  That the Charter Amendment and/or its
                    submission to a vote of the Conrail shareholders is illegal and ultra vires under Pennsylvania law.

                              (n)  That the Conrail Board's
                    discriminatory (i) use of the Charter Amendment,
                    (ii) amendment of the Conrail Poison Pill and (iii) action exempting the CSX Transaction from Pennsylvania's Business Combination Statute, all to facilitate the CSX Transaction and to preclude competing financially superior offers for control of Conrail, constitute a breach of the Director Defendants' fiduciary duty of loyalty.

                              (o)  That Conrail's Board failed to
                    conduct a reasonable, good faith investigation of all reasonably available material information prior to approving the CSX transaction and related agreements, including the lock-up Stock Option Agreement.

                              (p)  That in recommending that Conrail's
                    shareholders tender their shares to CSX in the CSX Offer, Conrail's Board did not conclude that doing so would be in the best interests of Conrail's shareholders.

                              (q)  That in recommending that Conrail's
                    shareholders approve the Charter Amendment, the Conrail Board did not conclude that doing so would be in the best interests of Conrail's shareholders.

                              (r)  That in recommending that Conrail
                    shareholders tender their shares to CSX in the CSX Offer, primary weight was given by the Conrail Board to interests of persons and/or groups other than Conrail's shareholders.

                              (s)  That in recommending that Conrail
                    shareholders tender their shares to CSX in the CSX Offer, primary weight was given to the personal interests of defendant LeVan in increasing his compensation and succeeding Mr. Snow as Chairman and Chief Executive Officer of the combined CSX/Conrail company.

                              (t)  That the Continuing Director
                    Requirement in Conrail's Poison Pill (described below in paragraphs 80 through 88, adopted by Conrail's board in September 1995 and publicly disclosed at that time, is illegal and ultra vires under Pennsylvania law and therefore is void and unenforceable.

                         79. Each of the misrepresentations and omitted facts detailed above are material to the decisions of Conrail's shareholders concerning whether to vote in favor of the Charter Amendment and whether, in response to the CSX Offer, to hold, sell to the market, or tender their shares, because such misrepresentations and omitted facts bear upon (i) the good faith of the Conrail directors in recommending that Conrail shareholders approve the Charter Amendment and tender their shares in the CSX Offer, (ii) whether taking such actions are in the best interests of Conrail shareholders, (iii) whether the CSX Offer represents financially adequate consideration for the sale of control of Conrail and/or
               (iv) whether the economically superior NS Proposal is a viable, available alternative to the CSX Transaction. Absent adequate corrective disclosure by the defendants, these material misrepresentations and omissions threaten to coerce, mislead, and fraudulently manipulate Conrail shareholders to approve the Charter Amendment and deliver control of Conrail to CSX in the CSX Offer, in the belief that the NS Proposal is not an available alternative.

               Conrail's Directors Attempt To Override
               Fundamental Principles of Corporate Democracy
               By Imposing A Continuing Directors
               Requirement in Conrail's Poison Pill

                         80. As noted above, Conrail's directors have long known that it was an attractive business combination candidate to other railroad companies, including NS.

                         81. Neither Conrail management nor its Board, however, had any intention to give up their control over Conrail, unless the acquiror was willing to enter into board composition, executive succession, and compensation and benefit arrangements satisfying the personal interests of Conrail management and the defendant directors, such as the assignments provided for in the CSX Transaction. They were aware, however, that through a proxy contest, they could be replaced by directors who would be receptive to a change in control of Conrail regardless of defendants' personal interests. Accordingly, on September 20, 1995, the Conrail directors attempted to eliminate the threat to their continued incumbency posed by the free exercise of Conrail's stockholders' franchise. They drastically altered Conrail's existing Poison Pill Plan, by adopting a "Continuing Director" limitation to the Board's power to redeem the rights issued pursuant to the Rights Plan (the "Continuing Director Requirement").

                         82.  Prior to adoption of the Continuing
               Director Requirement, the Conrail Poison Pill Plan was a typical "flip-in, flip-over" plan, designed to make an unsolicited acquisition of Conrail prohibitively expensive to an acquiror, and reserving power in Conrail's duly elected board of directors to render the dilutive effects of the rights ineffective by redeeming or amending them.

                         83.  The September 20, 1995 adoption of the
               Continuing Director Requirement changed this reservation of power. It added an additional requirement for amendment of the plan or redemption of the rights. For such action to be effective, at least two members of the Board must be "Continuing Directors," and the action must be approved by a majority of such "Continuing Directors." "Continuing Directors" are defined as members of the Conrail Board as of September 20, 1995, i.e., the incumbents, or their hand-picked successors.

                         84.  By adopting the Continuing Director
               Requirement, the Director Defendants intentionally and deliberately have attempted to destroy the right of stockholders of Conrail to replace them with new directors who would have the power to redeem the rights or amend the Rights Agreement in the event that such new directors deemed such action to be in the best interests of the company. That is, instead of vesting the power to accept or reject an acquisition in the duly elected Board of Directors of Conrail, the Rights Plan, as amended, destroys the power of a duly elected Board to act in connection with acquisition offers, unless such Board happens to consist of the current incumbents or their hand-picked successors. Thus, the Continuing Director Requirement is the ultimate entrenchment device.

                         85.  The Continuing Director Requirement is
               invalid per se under Pennsylvania statutory law, in that it purports to limit the discretion of future Boards of Conrail. Pennsylvania law requires that any such limitation on Board discretion be set forth in a By-Law adopted by the stockholders. See Pa. BCL SECTION 1721. Thus, the Director Defendants were without power to adopt such a provision unilaterally by amending the Rights
               Agreement.

                         86.  Additionally, the Continuing Director
               Requirement is invalid under Conrail's By-Laws and Articles of Incorporation. Under Section 3.5 of Conrail's By-Laws, the power to direct the management of the business and affairs of Conrail is broadly vested in its duly elected board of directors. Insofar as the Continuing Director Requirement purports to restrict the power of Conrail's duly elected board of directors to redeem the rights or amend the plan, it conflicts with
               Section 3.5 of Conrail's By-Laws and is therefore of no force or effect. Article Eleven of Conrail's Articles of Incorporation permits Conrail's entire board to be removed without cause by stockholder vote. Read together with Section 3.5 of Conrail's By-Laws, Article Eleven enables Conrail's stockholders to replace the entire incumbent board with a new board fully empowered to direct the management of Conrail's business and affairs, and, specifically, to redeem the rights or amend the plan. Insofar as the Continuing Director Requirement purports to render such action impossible, it conflicts with Conrail's Articles of Incorporation and is therefore of no cause or effect.

                         87.  Furthermore, the adoption of the
               Continuing Director Requirement constituted a breach of the Director Defendants' fiduciary duty of loyalty.
               There existed no justification for the directors to attempt to negate the right of stockholders to elect a new Board in the event the stockholders disagree with the incumbent Board's policies, including their response to an acquisition proposal.

                         88.  Moreover, while the Director Defendants
               disclosed the adoption of the Continuing Director Requirement, they have failed to disclose its illegality and the illegality of their conduct in adopting it. If they are not required to make corrective disclosures, defendants will permit the disclosure of the Continuing Director Requirement's adoption to distort stockholder choice in connection with the special meeting, the CSX Offer, and (if they have not successfully locked up voting control of Conrail by then) in the next annual election of directors. The Director Defendants' conduct is thus fraudulent, in that they have failed to act fairly and honestly toward the Conrail stockholders, and intended to preserve their incumbency and that of current management, to the detriment of Conrail's stockholders and other constituencies. Accordingly, such action should be declared void and of no force or effect. Furthermore, adequate corrective disclosure should be required.

               Conrail's Charter Permits The Removal
               and Replacement of Its Entire Board of
               Directors At Its Next Annual Meeting

                         89.  As noted above, plaintiff NS intends to
               facilitate the NS Proposal by replacing the Conrail board at Conrail's next annual meeting. Conrail's next annual meeting is scheduled to be held on May 21, 1997 (according to Conrail's April 3, 1996 Proxy Statement, as filed with the Securities and Exchange Commission).

                         90.  The Director Defendants adopted the
               Continuing Director Requirement in part because they recognized that under Conrail's Articles, its entire Board, even though staggered, may be removed without cause at Conrail's next annual meeting.

                         91. Section 3.1 of Conrail's By-Laws provides that the Conrail Board shall consist of 13 directors, but presently there are only 11. The Conrail Board is classified into three classes. Each class of directors serves for a term of three years, which terms are staggered.

                         92.  Article 11 of Conrail's Articles of
               Incorporation provides that:

                    The entire Board of Directors, or a class of the Board where the Board is classified with respect to the power to elect directors, or any individual director may be removed from office without assigning any cause by vote of stockholders entitled to cast at least a majority of the votes which all stockholders would be entitled to cast at any annual election of directors or of such class of directors.

                         93.  Under the plain language of Article 11,
               the entire Conrail Board, or any one or more of Conrail's directors, may be removed without cause by a majority vote of the Conrail stockholders entitled to vote at the annual meeting. Plaintiffs anticipate, however, that defendants will argue that under Article 11, only one class may be removed at each annual meeting.
               Accordingly, plaintiffs seek a declaratory judgment that pursuant to Article 11, the entire Conrail Board, or any one or more of Conrail's directors, may be removed without cause at Conrail's next annual meeting.

               Declaratory Relief

                         94. The Court may grant the declaratory relief sought herein pursuant to 28 U.S.C. SECTION 2201. The Director Defendants' adoption of the CSX Transaction (with its discriminatory Charter Amendment poison pill, and state anti-takeover statute treatment and draconian lock-up provisions) as well as their earlier adoption of the Continuing Director Requirement, clearly demonstrate their bad faith entrenchment motivation and, in light of the NS Proposal, that there is a substantial controversy between the parties. Indeed, given the NS Proposal, the adverse legal interests of the parties are real and immediate. Defendants can be expected to vigorously oppose each judicial declaration sought by plaintiffs, in order to maintain their incumbency and defeat the NS
               Proposal -- despite the benefits it would provide to Conrail's stockholders and other constituencies.

                         95. The granting of the requested declaratory relief will serve the public interest by affording relief from uncertainty and by avoiding delay and will conserve judicial resources by avoiding piecemeal litigation.

               Irreparable Injury

                         96. The Director Defendants' adoption of the CSX Transaction (with its discriminatory Charter Amendment, poison pill and state antitakeover statute treatment and draconian lock-up provisions) as well as their earlier adoption of the Continuing Director Requirement threaten to deny Conrail's stockholders of their right to exercise their corporate franchise without manipulation, coercion or false and misleading disclosures and to deprive them of a unique opportunity to receive maximum value for their stock. The resulting injury to plaintiffs and all of Conrail's stockholders would not be adequately compensable in money damages and would constitute irreparable harm.

                                 Derivative Allegations

                         97.  Plaintiffs bring each of the causes of
               action reflected in Counts One through Seven and Fourteen and Fifteen below individually and directly. Alternatively, to the extent required by law, plaintiffs bring such causes of action derivatively on behalf of Conrail.

                         98. No demand has been made on Conrail's Board of Directors to prosecute the claims set forth herein since, for the reasons set forth below, any such demand would have been a vain and useless act since the Director Defendants constitute the entire Board of Directors of Conrail and have engaged in fraudulent conduct to further their personal interests in entrenchment and have ratified defendant LeVan's self-dealing conduct:

                              a.   The Director Defendants have acted
                    fraudulently by pursuing defendants' campaign of misinformation, described above, in order to coerce, mislead, and manipulate Conrail shareholders to swiftly deliver control of Conrail to the low bidder.

                              b.   The form of resolution by which the
                    shareholders are being asked to approve the Charter Amendment is illegal and ultra vires in that it purports to authorize the Conrail Board to discriminatorily withhold filing the certificate of amendment even after shareholder approval. Thus, its submission to the shareholders is illegal and ultra vires and, therefore, not subject to the protections of the business judgment rule.

                              c.   The Conrail directors' selective
                    amendment of the Conrail poison pill and discriminatory preferential treatment of the CSX Transaction under the Pennsylvania Business Combination Statute were motivated by their personal interest in entrenchment, constituting a breach of their fiduciary duty of loyalty and rendering the business judgment rule inapplicable.

                              d.   The Director Defendants' adoption of
                    the breakup fee and stock option lock-ups in favor of CSX was motivated by their personal interest in entrenchment, constituting a breach of their duty of loyalty and rendering the business judgment rule inapplicable.

                              e.   The Continuing Director Requirement
                    is illegal and ultra vires under Pennsylvania statutory law and under Conrail's charter and by-laws, rendering the business judgment rule inapplicable to its adoption by the Director Defendants.

                              f.   In adopting the Continuing Director
                    Requirement, each of the Defendant Directors has failed to act fairly and honestly toward Conrail and its stockholders, insofar as by doing so the Defendant Directors, to preserve their own incumbency, have purported to eliminate the stockholders' fundamental franchise right to elect directors who would be receptive to a sale of control of Conrail to the highest bidder. There is no reason to think that, having adopted this ultimate in entrenchment devices, the Director Defendants would take action that would eliminate it.

                              g.   Additionally, the Director Defendants
                    have acted fraudulently, in that they intentionally have failed to disclose the plain illegality of their conduct.

                              h.   There exists no reasonable prospect
                    that the Director Defendants would take action to invalidate the Continuing Director Requirement. First, pursuant to Pennsylvania statute, their fiduciary duties purportedly do not require them to amend the Rights Plan in any way. Second, given their dishonest and fraudulent entrenchment motivation, the Director Defendants would certainly not commence legal proceedings to invalidate the Continuing Director Requirement.

                         99. Plaintiffs are currently beneficial owners of Conrail common stock. Plaintiffs' challenge to the CSX Transaction (including the illegal Charter Amendment, discriminatory treatment, and lock-ups) and to the Continuing Director Requirement presents a strong prima facie case, insofar as the Director Defendants have deliberately and intentionally, without justification, acted to foreclose free choice by Conrail's shareholders. If this action were not maintained, serious injustice would result, in that defendants would be permitted illegally and in pursuit of personal, rather than proper corporate interests to deprive Conrail stockholders of free choice and a unique opportunity to maximize the value of their investments through the NS Proposal, and to deprive plaintiff NS of a unique acquisition opportunity.

                         100. This action is not a collusive one to
               confer jurisdiction on a Court of the United States that it would not otherwise have.

               COUNT ONE

               (Breach of Fiduciary Duty with
               Respect to the Charter Amendment)

                         101. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         102. The Conrail directors were and are
               obligated by their fiduciary duties of due care and loyalty, to act in the best interests of the corporation.

                         103. In conjunction with the proposed merger,
               the Conrail board of directors has approved, and recommended that the shareholders approve, an amendment to Conrail's Charter. The amendment is required to allow a third party to acquire more than 20% of Conrail's stock.

                         104. The Conrail directors have publicly stated
               their intention to file the amendment only if the requisite number of shares are tendered to CSX.

                         105. By adopting the illegal Charter Amendment
               and then discriminately applying it to benefit themselves, the Conrail directors have breached their fiduciary duties of care and loyalty.

                         106. Plaintiffs have no adequate remedy at law.

               COUNT TWO

               (Breach of Fiduciary Duty
               With Respect to the Poison Pill)

                         107. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         108. The Conrail board of directors adopted its
               Poison Pill Plan with the ostensible purpose of protecting its shareholders against the consummation of unfair acquisition proposals that may fail to maximize shareholder value.

                         109. The Conrail Board has announced its
               intention to merge with CSX, and the Conrail Board has also sought to exempt CSX from the provisions of the Poison Pill.

                         110. Additionally, the Conrail Board has
               committed itself to not pursue any competing offer for the Company.

                         111. By selectively and discriminately
               determining to exempt CSX, and only CSX, from the Poison Pill provisions, to the detriment to Conrail's shareholders, the Conrail directors have breached their fiduciary duties of care and loyalty.

                         112. Plaintiffs have no adequate remedy at law.

                                      COUNT THREE

                               (Breach of Fiduciary Duty
                            with Respect to the Pennsylvania
                             Business Combinations Statute)

                         113. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         114. By approving the CSX Offer prior to its
               consummation, the Director Defendants have rendered the Pennsylvania Business Combinations Statute, subchapter 25F of the Pennsylvania Business Corporation Law, and, particularly, its five-year ban on mergers with substantial stockholders, inapplicable to the CSX Transaction, while it remains as an impediment to competing higher acquisition offers such as the NS Proposal.

                         115. By selectively and discriminately
               exempting the CSX Transaction from the five-year merger ban, for the purpose of facilitating a transaction that will provide substantial personal benefits to Conrail management while delivering Conrail to the low bidder, the Director Defendants have breached their fiduciary duties of care and loyalty.

                         116. Plaintiffs have no adequate remedy at law.

                                       COUNT FOUR

                           (Declaratory Judgment Against All
                            Defendants that the Poison Pill
                        Lock-In is Void Under Pennsylvania Law)

                         117. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         118. By purporting to bind Conrail and its
               directors not to amend or take any action with respect to the Conrail Poison Pill Plan without CSX's consent, the CSX Merger Agreement purports to restrict the managerial discretion of Conrail's directors.

                         119. Under Pennsylvania law, agreements
               restricting the managerial discretion of the board of directors are permissible only in statutory close corporations. Conrail is not a statutory close corporation.

                         120. No statute countenances Conrail's and the
               Director Defendants' adoption of the Poison Pill Lock-In terms of the CSX Merger Agreement. No Conrail By-Law adopted by the Conrail shareholders provides that Conrail's directors may contractually abdicate their fiduciary duties and managerial powers and responsibilities with respect to the Conrail Poison Pill Plan.

                         121. Plaintiffs, as well as all of Conrail's
               shareholders and other legitimate constituencies, face imminent irreparable harm unless the poison pill lock-in provisions are declared ultra vires, void and unenforceable, and Conrail's directors are enjoined to take such action as is necessary to postpone the "Distribution Date" under the Conrail Poison Pill Plan and retain their power to redeem and/or amend the poison pill rights.

                         122. Plaintiffs have no adequate remedy at law.

                                       COUNT FIVE

                            (Against the Defendant Directors
                           for Breach of Fiduciary Duty with
                          Respect to the Poison Pill Lock-In)

                         123. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         124. By entering into the Poison Pill Lock-In
               provisions of the CSX Merger Agreement, the Director Defendants purported to relinquish their power to act in the best interests of Conrail in connection with proposed acquisitions of Conrail, and, unless they are enjoined to take such action as is necessary to postpone the occurrence of a "Distribution Date" under the Conrail Poison Pill Plan, will by their inaction lock Conrail into a situation in which it cannot be acquired, regardless of how beneficial the proposed transaction is, until the year 2005, other than through the CSX Transaction at its current price.

                         125. Thus, by entering into the CSX Transaction
               and by failing to postpone the "Distribution Date", the Director Defendants have intentionally, in violation of their duty of loyalty, completely abdicated their fiduciary duties and responsibilities. Alternatively, the Director Defendants, by entering into the Poison Pill Lock-In provision of the CSX Merger Agreement without adequate investigation and comprehension of the consequences of their action, and by failing to take action to rescind the Poison Pill Lock-In provision and postpone the "Distribution Date", have acted and are acting recklessly and with gross negligence.

                         126. Absent prompt injunctive relief,
               plaintiffs, as well as Conrail and all of its legitimate constituencies, face imminent irreparable harm.

                         127. Plaintiffs have no adequate remedy at law.

                                       COUNT SIX

                           (Declaratory Judgment Against All
                          Defendants That the 180-Day Lock-Out
                            is Void Under Pennsylvania Law)

                         128. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         129. By purporting to bind Conrail and its
               directors from acting to protect the interests of Conrail, its shareholders and its other legitimate constituencies by withdrawing its recommendation that Conrail's shareholders accept the CSX Offer and approve the CSX Merger even when the fiduciary duties of Conrail's directors would require them to do so, the 180-Day Lock-Out provision of the CSX Merger Agreement purports to restrict the managerial discretion of Conrail's directors.

                         130. By purporting to prohibit Conrail's
               directors from terminating the CSX Merger Agreement when their fiduciary duties would require them to do so, the 180-Day Lock-Out provision of the CSX Merger Agreement purports to restrict the managerial discretion of Conrail's directors.

                         131. Under Pennsylvania law, agreements
               restricting the managerial discretion of the board of directors are permissible only in statutory close corporations. Conrail is not a statutory close corporation.

                         132. No statute countenances Conrail's and the
               Director Defendants' adoption of the 180-Day Lock-Out terms of the CSX Merger Agreement. No Conrail By-Law adopted by the Conrail shareholders provides that Conrail's directors may contractually abdicate their fiduciary duties and managerial powers and responsibilities.

                         133. Unless the 180-Day Lock-Out provision is
               declared ultra vires and void and defendants are enjoined from taking any action enforcing it, Conrail and its legitimate constituencies face irreparable harm.

                         134. Plaintiffs have no adequate remedy at law.

                                      COUNT SEVEN

                            (Against the Defendant Directors
                           for Breach of Fiduciary Duty with
                            Respect to the 180-Day Lock-Out)

                         135. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         136. By entering into the 180-Day Lock-Out
               provision of the CSX Merger Agreement, the Director Defendants purported to relinquish their power to act in the best interest of Conrail in connection with proposed acquisitions of Conrail.

                         137. Thus, by entering into the 180-Day Lock-
               Out provision, the Conrail directors have abdicated their fiduciary duties, in violation of their duties of loyalty and care.

                         138. Plaintiffs have no adequate remedy at law.

                                  COUNT EIGHT

                         (Breach of Fiduciary Duty with
                        Respect to the Lock-Up Provisions)

                         139. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         140. In conjunction with the CSX Merger
               Agreement, the Conrail Board has agreed to termination fees of $300 million and to the lock-up Stock Option Agreement.

                         141. These provisions confer no benefit upon
               Conrail's shareholders and in fact operate and are intended to operate to impede or foreclose further bidding for Conrail.

                         142. The Conrail directors have adopted these
               provisions without regard to what is in the best interest of the Company and its shareholders, in violation of their fiduciary duties.

                         143. Plaintiffs have no adequate remedy at law.

                                       COUNT NINE

                              (Declaratory Relief Against
                          Conrail and Director Defendants That
                          The Continuing Director Requirement
                            Is Void Under Pennsylvania Law)

                         144. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         145. Under Pennsylvania law, the business and
               affairs of a Pennsylvania corporation are to be managed under the direction of the Board of Directors unless otherwise provided by statute or in a By-Law adopted by the stockholders. Pa. BCL SECTION 1721.

                         146. Under Pennsylvania law, agreements
               restricting the managerial discretion of directors are permissible only in statutory close corporations.

                         147. No statute countenances Conrail's and the
               current Board's adoption of the Continuing Director Requirement. No Conrail By-Law adopted by the Conrail stockholders provides that the current Board may limit a future Board's management and direction of Conrail. Conrail is not a statutory close corporation.

                         148. Adoption of the Continuing Director
               Requirement constitutes an unlawful attempt by the Director Defendants to limit the discretion of a future Board of Directors with respect to the management of Conrail. In particular, under the Continuing Director Requirement, a duly elected Board of Directors that includes less than two continuing directors would be unable to redeem or modify Conrail's Poison Pill even upon determining that to do so would be in Conrail's best interests.

                         149. Plaintiffs seek a declaration that the
               Continuing Director Requirement is contrary to Pennsylvania statute and, therefore, null and void.

                         150. Plaintiffs have no adequate remedy at law.

                                       COUNT TEN

                          (Declaratory Relief Against Conrail
                            and The Director Defendants That
                          The Continuing Director Requirement
                            Is Void Under Conrail's Articles
                             of Incorporation And By-Laws)

                         151. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         152. Under Section 3.5 of Conrail's By-Laws,

                              The business and affairs of the
                         Corporation shall be managed under the
                         direction of the Board which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles or by these By-Laws directed or required to be exercised and done by the shareholders.

                         153. Pursuant to Section 1505 of the
               Pennsylvania Business Corporation Law, the By-Laws of a Pennsylvania corporation operate as regulations among the shareholders and affect contracts and other dealings between the corporation and the stockholders and among the stockholders as they relate to the corporation. Accordingly, the Rights Plan and the rights issued thereunder are subject to and affected by Conrail's By-Laws.

                         154. Insofar as it purports to remove from the
               duly elected board of Conrail the power to redeem the rights or amend the Rights Plan, the Continuing Director Requirement directly conflicts with Section 3.5 of Conrail's By-Laws, and is therefore void and unenforceable.

                         155. Article Eleven of Conrail's Articles of
               Incorporation provides that Conrail's entire board may be removed without cause by vote of a majority of the stockholders who would be entitled to vote in the election of directors. Read together with Section 3.5 of Conrail's By-Laws, Article Eleven enables the stockholders to replace the entire incumbent board with a new board with all powers of the incumbent board, including the power to redeem the rights or to amend the Rights Agreement. The Continuing Director Requirement purports to prevent the stockholders from doing so, and is therefore void and unenforceable.

                         156. Plaintiffs have no adequate remedy at law.

                                      COUNT ELEVEN

                          (Declaratory Relief Against Conrail
                       and The Director Defendants That Adoption
                         of the Continuing Director Requirement
                      Constituted A Breach of the Duty of Loyalty)

                         157. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         158. Adoption of the Continuing Director
               Requirement constituted a breach of the duty of loyalty on the part of the Director Defendants. Such adoption was the result of bad faith entrenchment motivation rather than a belief that the action was in the best interests of Conrail. In adopting the Continuing Director Requirement, the Director Defendants have purported to circumvent the Conrail stockholders' fundamental franchise rights, and thus have failed to act honestly and fairly toward Conrail and its stockholders. Moreover, the Director Defendants adopted the Continuing Director Requirement without first conducting a reasonable investigation.

                         159. The Continuing Director Requirement not
               only impedes acquisition of Conrail stock in the NS Offer, it also impedes any proxy solicitation in support of the NS Proposal because Conrail stockholders will, unless the provision is invalidated, believe that the nominees of plaintiffs will be powerless to redeem the Poison Pill rights in the event they conclude that redemption is in the best interests of the corporation. Thus, stockholders may believe that voting in favor of plaintiffs' nominees would be futile. The Director Defendants intended their actions to cause Conrail's stockholders to hold such belief.

                         160. Plaintiffs seek a declaration that the
               Director Defendants' adoption of the Continuing Director Requirement was in violation of their fiduciary duties and, thus, null, void and unenforceable.

                         161. Plaintiffs have no adequate remedy at law.

                                      COUNT TWELVE

                           (Against Conrail And The Director
                          Defendants For Actionable Coercion)

                         162. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         163. The Director Defendants owe fiduciary
               duties of care and loyalty to Conrail. Furthermore, Conrail and the Director Defendants, insofar as they undertake to seek and recommend action by Conrail's shareholders, for example with respect to the Charter Amendment, the CSX Offer or the NS Offer, stand in a relationship of trust and confidence vis a vis Conrail's shareholders, and accordingly have a fiduciary obligation of good faith and fairness to such shareholders in seeking or recommending such action.

                         164. Conrail and its directors are seeking the
               approval by Conrail's shareholders of the Charter
               Amendment and are recommending such approval.

                         165. Conrail and its directors are seeking the
               tender by Conrail's shareholders of their shares into the CSX Offer and are recommending such tender.

                         166. In seeking such action and making such
               recommendations, Conrail and its directors have sought to create the impression among the Conrail shareholders that the NS Proposal is not a financially superior, viable, and actually available alternative to the CSX Transaction. This impression, however, is false. The only obstacles to the NS Proposal are the ultra vires, illegal impediments constructed by defendants, including the Poison Pill Lock-In, the 180-Day Lock-Out, and the continuing director provisions of the Conrail Poison Pill Plan.

                         167. The purpose for which defendants' seek to
               create this impression is to coerce Conrail shareholders into delivering control over Conrail swiftly to CSX. Furthermore, the effect of this false impression is to coerce Conrail shareholders into delivering control over Conrail to CSX.

                         168. This coercion of the Conrail shareholders
               constitutes a breach of the fiduciary relation of trust and confidence owed by the Corporation and its directors to shareholders from whom they seek action and to whom they recommend the action sought.

                         169. The conduct of defendants Conrail and its
               directors is designed to, and will, if not enjoined, wrongfully induce Conrail's shareholders to sell their shares to CSX in the CSX Offer not for reasons related to the economic merits of the sale, but rather because the illegal conduct of defendants has created the appearance that the financially (and otherwise) superior NS Proposal is not available to them, and that the CSX Transaction is the only opportunity available to them to realize premium value on their investment in Conrail.

                         170. Plaintiffs have no adequate remedy at law.

                                     COUNT THIRTEEN

                         (Against CSX For Aiding And Abetting)

                         171. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         172. Defendant CSX, through its agents, was
               aware of and knowingly and actively participated in the illegal conduct and breaches of fiduciary duty committed by Conrail and the Director Defendants and set forth in Counts One through Nine and Count Twelve of this complaint.

                         173. CSX's knowing and active participation in
               such conduct has harmed plaintiffs and threatens irreparable harm to plaintiffs if not enjoined.

                         174. Plaintiffs have no adequate remedy at law.

                                     COUNT FOURTEEN

                       (Declaratory and Injunctive Relief Against
                        Conrail and the Director Defendants for
                     Violation of Section 14(a) of the Exchange Act
                         and Rule 14a-9 Promulgated Thereunder)

                         175. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         176. Section 14(a) of the Exchange Act provides
               that it is unlawful to use the mails or any means or instrumentality of interstate commerce to solicit proxies in contravention of any rule promulgated by the SEC.
               15 U.S.C. SECTION 78n(a).

                         177. Rule 14a-9 provides in pertinent part:
               "No solicitation subject to this regulation shall be made by means of any ... communication, written or oral, containing any statement which, at the time, and in light of the circumstances under which it is made, is false and misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading...."
               17 C.F.R. SECTION 240.14a-9.

                         178. Conrail's Preliminary Proxy Statement
               contains the misrepresentations detailed in paragraph 75 above. It also omits to disclose the material facts detailed in paragraph 78 above.

                         179. Unless defendants are required by this
               Court to make corrective disclosures, Conrail's stockholders will be deprived of their federal right to exercise meaningfully their voting franchise.

                         180. The defendants' false and misleading
               statements and omissions described above are essential links in defendants' effort to deprive Conrail's shareholders of their ability to exercise choice concerning their investment in Conrail and their voting franchise.

                         181. Plaintiffs have no adequate remedy at law.

                                     COUNT FIFTEEN

                          (Against Defendant CSX For Violation
                          Of Section 14(d) Of The Exchange Act
                           And Rules Promulgated Thereunder)

                         182. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         183. Section 14(d) provides in pertinent part:
               "It shall be unlawful for any person, directly or indirectly by use of the mails or by any means or instrumentality of interstate commerce ... to make a tender offer for ... any class of any equity security which is registered pursuant to section 78l of this title, ... if, after consummation thereof, such person would, directly or indirectly, be the beneficial owner of more than 5 per centum of such class, unless at the time copies of the offer, request or invitation are first published, sent or given to security holders such person has filed with the Commission a statement containing such of the information specified in section 78m(d) of this title, and such additional information as the Commission may by rules and regulations prosecute ...."  15 U.S.C.
               SECTION 78n(d).

                         184. On October 16, 1996, defendant CSX filed
               with the SEC its Schedule 14D-1 pursuant to Section
               14(d).

                         185. CSX's Schedule 14D-1 contains each of the
               false and misleading material misrepresentations of fact detailed in paragraph 76 above. Furthermore, CSX's
               Schedule 14D-1 omits disclosure of the material facts detailed in paragraph 78 above. As a consequence of the foregoing, CSX has violated, and unless enjoined will continue to violate, Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder.

                         186. CSX made the material misrepresentations
               and omissions described above intentionally and knowingly, for the purpose of fraudulently coercing, misleading and manipulating Conrail's shareholders to tender their shares into the CSX Offer.

                         187. Plaintiffs have no adequate remedy at law.

                                     COUNT SIXTEEN

                        (Against Defendant Conrail For Violation
                          Of Section 14(d) Of The Exchange Act
                           And Rules Promulgated Thereunder)

                         188. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         189. Section 14(d)(4) provides in pertinent
               part: "Any solicitation or recommendation to the holders of [securities for which a tender offer has been made] to accept or reject a tender offer or request or invitation for tender shall be made in accordance with such rules and regulations as the [SEC] may prescribe as necessary or appropriate in the public interest of investors."
               Rule 14d-9 provides in pertinent part: "No solicitation or recommendation to security holders shall be made by [the subject company] with respect to a tender offer for such securities unless as soon as practicable on the date such solicitation or recommendation is first published or sent or given to security holders such person ... file[s] with the [SEC] eight copies of a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9."

                         190. On October 16, 1996, Conrail (i) published
               its board of directors' recommendation that Conrail shareholders tender their shares in the CSX Offer and
               (ii) filed with the SEC its Schedule 14D-9.

                         191. Conrail's Schedule 14D-9 contains each of
               the false and misleading material misrepresentations detailed in paragraph 77 above. Further, Conrail's
               Schedule 14D-9 omits disclosure of the material facts detailed in paragraph 78 above. As a consequence of the foregoing, Conrail has violated, and unless enjoined will continue to violate, Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder.

                         192. Conrail made the material
               misrepresentations and omissions described above intentionally and knowingly, for the purpose of fraudulently coercing, misleading and manipulating
               Conrail's shareholders to tender their shares into the CSX Offer.

                         193. Plaintiffs have no adequate remedy at law.

                                    COUNT SEVENTEEN

                         (Against Conrail and CSX for Violation
                          of Section 14(e) of the Exchange Act
                           and Rules Promulgated Thereunder)

                         194. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         195. Section 14(e) provides in pertinent part:
               "It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices in connection with any tender offer . . . or any solicitation of security holders in opposition to or in favor of any such offer . . . ."  Defendants have
               violated and threaten to continue to violate Section
               14(e).

                         196. The CSX Schedule 14D-1 constitutes a
               communication made under circumstances reasonably calculated to result in the procurement of tenders from Conrail shareholders in favor of the CSX Offer.

                         197. The Conrail Schedule 14D-9 and Proxy
               Statement constitute communications made under circumstances reasonably calculated to result in the procurement of tenders from Conrail shareholders in favor of the CSX Offer.

                         198. The CSX Schedule 14D-1 contains the false
               and misleading material misrepresentations detailed in paragraph 76 above. The CSX Schedule 14D-1 omits disclosure of the material facts detailed in paragraph 78 above.

                         199. The Conrail Schedule 14D-9 contains the
               false and misleading material misrepresentations detailed in paragraph 77 above. The Conrail Schedule 14D-9 omits disclosure of the material facts detailed in paragraph 78 above.

                         200. The Conrail Proxy Statement contains the
               false and misleading material misrepresentations detailed in paragraph 75 above. The Conrail Proxy Statement omits disclosure of the material facts detailed in paragraph 78 above.

                         201. These omitted facts are material to the
               decisions of Conrail shareholders to hold, sell to market, or tender their shares in the CSX tender offer.

                         202. The defendants intentionally and knowingly
               made the material misrepresentations and omissions described above, for the purpose of coercing, misleading, and manipulating Conrail shareholders to swiftly transfer control over Conrail to CSX by tendering their shares in the CSX Tender Offer.

                         203. Absent declaratory and injunctive relief
               requiring adequate corrective disclosure, plaintiffs, as well as all of Conrail's shareholders, will be irreparably harmed. Conrail shareholders will be coerced by defendants' fraudulent and manipulative conduct to sell Conrail to the low bidder. Plaintiffs NS and AAC will be deprived of the unique opportunity to acquire and combine businesses with Conrail.

                         204. Plaintiffs have no adequate remedy at law.

                                     COUNT EIGHTEEN

                          (Against Defendants Conrail and CSX
                            For Civil Conspiracy To Violate
                             Section 14 Of The Exchange Act
                           And Rules Promulgated Thereunder)

                         205. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         206. Defendants Conrail and CSX conspired and
               agreed to conduct the campaign of misinformation described in paragraphs 48 through 51 above for the purpose of coercing, misleading and manipulating Conrail shareholders to swiftly transfer control over Conrail to CSX. As set forth in Counts Fourteen through Seventeen above, which are incorporated by reference herein, the defendants' campaign of misinformation is violative of
               Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

                         207. Plaintiffs have no adequate remedy at law.

                                     COUNT NINETEEN

                                  (Against Conrail for
                             Estoppel/Detrimental Reliance)

                         208. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         209. By his actions, silence and statements
               during the period from September 1994 to October 15, 1996, and particularly by his statements to Mr. Goode in September and October of 1996 (as detailed above in paragraphs 17 through 24, defendant LeVan, purporting to act on behalf of Conrail and its Board of Directors and with apparent authority to so act, led Mr. Goode to believe that Conrail's Board was not interested in a sale of the company and that if and when the Conrail Board decided to pursue such a sale, it would let NS know and give NS an opportunity to bid.

                         210. Prior to October 15, 1996, NS had
               justifiably relied on Mr. LeVan's false statements and representations in refraining from making a proposal to Conrail's Board or initiating a tender offer of its own for Conrail shares.

                         211. Mr. LeVan and Conrail knew or should have
               known that their actions, silence, statements and representations to NS would induce NS to believe that Conrail's board was not interested in selling the company and that NS would be given an opportunity to bid if Conrail's Board decided that Conrail would be sold.

                         212. Mr. LeVan and Conrail knew or should have
               known that NS would rely upon their actions, silence, statements and representations to its detriment in refraining from making a proposal to Conrail's Board or initiating a tender offer of its own for Conrail shares.

                         213. NS did in fact rely upon LeVan's and
               Conrail's actions, silence, statements and representations to its detriment in refraining from making a proposal to Conrail's Board or initiating a tender offer of its own for Conrail shares.

                         214. Conrail and its Board are estopped from
               effectuating a sale of the company without giving NS an adequate opportunity to present its competing tender offer to the Conrail Board of Directors and Conrail shareholders. Similarly, any provision in the CSX Merger Agreement that would impede directors' or shareholders' ability to approve a competing tender offer or takeover proposal, such as that made by NS, is null and void.

                         215. By virtue of NS's justifiable reliance on
               Conrail's and Mr. LeVan's actions, silence and statements, it has suffered and will continue to suffer irreparable harm.

                         216. Plaintiffs have no adequate remedy at law.

                                      COUNT TWENTY

                          (Unlawful And Ultra Vires Amendment
                        of Conrail's Articles of Incorporation)

                         217. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         218. The Conrail Board of Directors is
               attempting to freeze out any competing tender offers and lock up the CSX deal, to the detriment of shareholders, by improperly maneuvering to "opt-out" of the "anti-takeover" provisions of the Pennsylvania Business Corporation Law in a discriminatory fashion. This procedure distorts and subverts the provisions of the Pennsylvania statute.

                         219. At the special meeting of Conrail
               shareholders, such shareholders will be asked to approve the following amendment to Conrail's Articles of Incorporation, which has already been approved by the Conrail Board of Directors: "Subchapter E, Subchapter G and Subchapter H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the Corporation."

                         220. The Director Defendants are also asking
               for authorization to exercise discretion in deciding whether or not to file the Charter Amendment. According to the proposed proxy materials, the defendant directors only intend to file the Charter Amendment if CSX is in a position to purchase more than 20% of Conrail's shares. Consequently, in effect, the Charter Amendment becomes a "deal specific" opt-out.

                         221. The PBCL does not allow for such a
               discriminatory application of an opt-out provision.
               Section 2541(a) of the PBCL provides that Subchapter 25E will not apply to corporations that have amended their articles of incorporation to state that the Subchapter does not apply. Section 1914 of the PBCL provides that an articles amendment "shall be adopted" if it received the affirmative vote of a majority of shareholders entitled to vote on the amendment. While section 1914 also provides that the amendment need not be deemed to be adopted unless it has been approved by the directors, that approval has already been given.

                         222. Conrail's Board is trying to distort and
               subvert the provisions of the Pennsylvania statute by keeping a shareholder-approved opt-out from taking effect unless the CSX deal is moving forward. The PBCL is quite clear -- it allows corporations to exercise general, not selective, opt-outs. Therefore, any action taken at the November 14, 1996 shareholder meeting would be a nullity.

                         223. If the November 14, 1996 shareholder
               meeting is allowed to take place and the amendment is passed, NS will suffer irreparable harm.

                         224. Plaintiffs have no adequate remedy at law.

                                    COUNT TWENTY-ONE

                     (Declaratory Judgment Against Conrail and the
                      Director Defendants That the Entire Conrail
                         Board, Or Any One or More of Conrail's
                        Directors, Can Be Removed Without Cause)

                         225. Plaintiffs repeat and reallege each of the
               foregoing allegations as if fully set forth in this paragraph.

                         226. Plaintiffs intend, if necessary to
               facilitate the NS Proposal, to solicit proxies to be used at Conrail's next annual meeting to remove Conrail's current Board of Directors.

                         227. There is presently a controversy among
               Conrail, the Director Defendants and the plaintiffs as to whether the entire Conrail Board, or any one or more of Conrail's directors, may be removed without cause at the annual meeting by a vote of the majority of Conrail stockholders entitled to cast a vote at the Annual Meeting.

                         228. Plaintiffs seek a declaration that Article
               11 of Conrail's Articles of Incorporation permits the removal of the entire Conrail Board, or any one or more of Conrail's directors, without cause by a majority vote of the Conrail stockholders entitled to cast a vote at an annual election.

                         229. Plaintiffs have no adequate remedy at law.

                         WHEREFORE, plaintiffs respectfully request that
               this Court enter judgment against all defendants, and all persons in active concert or participation with them, as follows:

                         A.   Declaring that:

                              (a)  defendants have violated Sections
               14(a), 14(d) and 14(e) of the Exchange Act and the rules and regulations promulgated thereunder;

                              (b)  defendants' use of the Charter
               Amendment is violative of Pennsylvania statutory law and their fiduciary duties;

                              (c)  defendants' discriminatory use of
               Conrail's Poison Pill Plan violates the director defendants' fiduciary duties;

                              (d)  the termination fees and stock option
               agreements granted by Conrail to CSX are violative of the defendants' fiduciary duties;

                              (e)  the Continuing Director Requirement
               of Conrail's Poison Pill Plan is ultra vires and illegal under Pennsylvania Law and Conrail's Articles of
               Incorporation and Bylaws; and is illegal because its adoption constitutes a breach of the defendants' fiduciary duties;

                              (f)  Conrail's entire staggered board or
               any one or more of its directors, can be removed without cause at Conrail's next annual meeting of stockholders;

                              (g)  the defendants have engaged in a
               civil conspiracy to violate Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

                              (h)  the Poison Pill Lock-In provisions in
               the CSX Merger Agreement are ultra vires and, therefore, void under Pennsylvania Law;

                              (i)  the 180-Day Lock-Out provision in the
               CSX Merger Agreement is ultra vires under Pennsylvania law and, therefore, void; and

                              (j)  the Director Defendants, by approving
               the CSX Merger Agreement, breached their fiduciary duties of care and loyalty.

                         B.   Preliminarily and permanently enjoining
               the defendants, their directors, officers, partners, employees, agents, subsidiaries and affiliates, and all other persons acting in concert with or on behalf of the defendants directly or indirectly, from:

                              (a)  commencing or continuing a tender
               offer for shares of Conrail stock or other Conrail securities;

                              (b)  seeking the approval by Conrail's
               stockholders of the Charter Amendment, or, in the event it has been approved by Conrail's stockholders, from taking any steps to make the Charter Amendment effective;

                              (c)  taking any action to redeem rights
               issued pursuant to Conrail's Poison Pill Plan or render the rights plan inapplicable as to any offer by CSX without, at the same time, taking such action as to NS's outstanding offer;

                              (d)  taking any action to enforce the
               Continuing Director Requirement of Conrail's Poison Pill
               Plan;

                              (e)  taking any action to enforce the
               termination fee or stock option agreement granted to CSX by Conrail;

                              (f)  failing to take such action as is
               necessary to exempt the NS Proposal from the provisions of the Pennsylvania Business Combination Statute;

                              (g)  holding the Conrail special meeting
               until all necessary corrective disclosures have been made and adequately disseminated to Conrail's stockholders;

                              (h)  taking any action to enforce the
               Poison Pill Lock-In and/or the 180-Day Lock-Out provisions of the CSX Merger Agreement;

                              (i)  failing to take such action as is
               necessary to ensure that a Distribution Date does not occur under the terms of the Conrail Poison Pill Plan; and

                              (j)  failing to take any action required
               by the fiduciary duties of the Director Defendants.

                         C.   Granting compensatory damages for all
               incidental injuries suffered as a result of defendants' unlawful conduct.

                         D.   Awarding plaintiffs the costs and
               disbursements of this action, including attorneys' fees.

                         E. Granting plaintiffs such other and further relief as the court deems just and proper.

                                        Respectfully Submitted:

                                        /s/ MARY A. MCLAUGHLIN
                                        Mary A. McLaughlin
                                        I.D. No. 24923
                                        George G. Gordon
                                        I.D. No. 63072
                                        Dechert, Price & Rhoads
                                        4000 Bell Atlantic Tower
                                        1717 Arch Street
                                        Philadelphia, PA  19103
                                        (215) 994-4000
                                        Attorneys for Plaintiffs

               Of Counsel:

               Steven J. Rothschild
               SKADDEN, ARPS, SLATE, MEAGHER & FLOM
               One Rodney Square
               P.O. Box 636
               Wilmington, DE  19899
               (302) 651-3000

               DATED:  October 30, 1996


                                      VERIFICATION

                         Pursuant to Federal Rule of Civil Procedure
               23.1 and 28 U.S.C. SECTION 1746, I, Henry C. Wolf, hereby verify under penalty of perjury that the allegations and averments in the foregoing First Amended Complaint for Declaratory and Injunctive Relief are true and correct.

                                        /s/ HENRY C. WOLF
                                        Henry C. Wolf
                                        Executive Vice President
                                        Norfolk Southern Corporation

               Executed on October 29, 1996.